CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC.

Pooling and Servicing Agreement

dated as of December 1, 2000, (the "Agreement"), by and among

Salomon Brothers Mortgage Securities VII, Inc., as Depositor, Midland Loan

Services, Inc., as Master Servicer, Wells Fargo Bank Minnesota, N.A., as Trustee,

LaSalle Bank, N.A., as Certificate Administrator and as Tax Administrator

and Lennar Partners, Inc., as Special Servicer

(SBMS 2000-C3)

The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company for the year ended December 31, 2000 and of the Company's performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2000; and (iii) the Company has received no notice regarding the qualification, or status, of any REMIC Pool as a REMIC or the status of either Grantor Trust Pool as a Grantor Trust or otherwise asserting a tax on the income or assets of, any portion of the Trust Fund from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2001.

Ronald E. Schrager

Vice President

Lennar Partners, Inc.